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Encorium Group, Inc.

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Encorium Group Inc.

2007 Annual Report to Stockholders

Dear Fellow Stockholder:

We recently completed our first full year of operations after the combination of Covalent Group, Inc. and Remedium Oy. The functional integration of the two organizations has proceeded to a level where synergies are beginning to result in increased operating efficiencies and greater versatility in our service offerings. This integration of these two companies has been reflected in improved market penetration in several therapeutic areas like oncology and women’s health. Our main efforts moving forward will be to strengthen our business development team and achieve top line growth through the expansion of our geographic reach and therapeutic capabilities. We believe that the past year has been characterized by the following accomplishments:

•	Consolidation and integration of our transatlantic operations

•	Increasing the brand awareness of Encorium

•	Improved market penetration in several key therapeutic areas

•	Successful strategic planning for further geographic expansion and global reach

•	Realignment of top management in order to be able to meet growth challenges

•	Strong revenue growth of our European operations

The Challenge of Globalization – Encorium’s Vision

Industry reports indicate that pharmaceutical and biopharmaceutical companies based in Western Europe and the U.S. generate 70 – 80% of all the clinical trials conducted around the globe. The implication of this is that clinical research organizations (CROs) must have global capabilities in these geographic areas and elsewhere in order to successfully win new business. When it comes to the execution of clinical trials, the globalization of the clinical trial industry presents us with new challenges as well as new opportunities. In order to improve and accelerate patient recruitment, other areas of the globe mostly in Asia and South America are increasingly important for clinical drug development. Our previous experience in establishing new offices in Central and Eastern Europe, where we have a significant presence, has confirmed our ability to successfully expand our operations into new emerging regions. Based on these challenges and opportunities, Encorium’s growth strategy will have three key elements. First, to expand our therapeutic expertise in areas such as oncology in order to generate more proposals from new and existing clients. Second, to consolidate and strengthen our capabilities in traditional markets such as Scandinavia, Western Europe and the U.S. Third, to expand our operations to emerging countries like India and China and regions such as South America. Having a presence in these countries and regions is of great importance to us in order to increase our capability to conduct large scale clinical trials.

Our Mission – to Provide Value Added Services to Our Clients

The CRO industry has become an integral part of the drug development process. A survey recently indicated that outsourcing projects awarded to CROs significantly saves time in clinical drug development. The CROs were able to save 30% of the time in the execution of clinical trials when compared to the trials conducted by the pharmaceutical companies. This shows the important role of the CRO industry as a strategic partner in the drug development process. Encorium’s strategy is to provide time and cost effective solutions to the pharmaceutical industry and to biopharmaceutical companies in particular. It is absolutely pivotal to provide customized value added solutions to our clients in order to be successful in this highly competitive market.

In conclusion, we operate in a very attractive and competitive growth industry. Our goal is to get an increasing share of this market by expanding our service offerings, therapeutic expertise, and geographic presence in emerging regions of the globe. We need to accomplish these goals in order to sustain top line growth and achieve profitability. Capitalizing on the opportunities presented to us by the globalization of our industry will be our highest priority during this year.

On behalf of Encorium Group’s Board of Directors, management team and our multinational group of employees, I wish to express my appreciation to our stockholders for their ongoing support of our Company.

Kai E. Lindevall, MD, PhD

Chief Executive Officer

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page 1 in Form 10-K for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this letter to stockholders or elsewhere in this publication.